SETTLEMENT AGREEMENT

Parties
(1) Sanswire Corp.
(2) TAO Technologies GmbH (TAO)
(3) Dr. Bernd-H Kroeplin
(4) Global Telesat Corp. (GTC)

Terms

(1) All agreements between the Parties are terminated, including any agreements relating to the financing for the test flight operations planned by Sanswire and financed substantially by GTC.

(2) TAO and Dr. Kroeplin keep all cash and shares of Sanswire stock paid to them (this does not discharge Sanswire from issuing shares they are contractually obligated to issue to ILC under any separate and independent agreements between Sanswire and ILC, if any); all debt owing by Sanswire under the previous agreements is discharged; and Sanswire ships back the STS 111 (SD34) airship exclusively at Sanswire’s expenses.

(3) Sanswire warrants that, to its knowledge, it is not currently using any trade secret rights of TAO or Dr. Kroeplin. Sanswire and its subsidiaries will not intentionally develop and/or produce high altitude platforms that use any trade secret rights of TAO or Dr. Kroeplin, nor will it intentionally infringe any patent of TAO or Dr. Kroeplin in any country where such patent is valid or misappropriate any trade secret of TAO or Dr. Kroeplin.

(4) Sanswire and GTC give TAO and Dr. Kroeplin a release and covenant not to sue for any past, current or future claim that could be brought under any old agreement among the parties and for any claim that exists as of the date hereof. TAO and Dr. Kroeplin give a similar release and covenant not to sue Sanswire or GTC or any of their respective subsidiaries.

(5) The Parties shall cooperate to wind down and dissolve the joint venture as expeditiously as possible.

(6) The Parties agree to modify their websites, advertising or promotional materials and any other financing or business materials so as to disclose the revised relationship of the Parties and to no longer use the name, logo, trademarks, trade names, product names or any facsimile thereof of each other Party in any of its commercial activities, except as required by law or SEC rules.

(7) The Parties agree that if either Party wishes to engage the other as a consultant, the Parties will be open to discussing and negotiating a suitable, commercially reasonable consulting agreement on terms to be determined at such time.

(8) The Parties agree not to disparage or cause disparagement of the other.

(9) TAO and Dr. Kroeplin agree that they will not make any purchases, sales or other transactions in the securities of Sanswire based on any material non-public information, and thatthey will use their best efforts to safeguard and prevent the dissemination of any material nonpublic information of which they are aware to third parties.

(10) The parties expressly agree that nothing herein is intended to prevent a nonbreaching party from taking action against another party for a breach by such party of the terms of this Settlement Agreement, nor does any party hereby give up any defenses it may have to such action. If Sanswire or GTC is the non-breaching party, the jurisdiction for any action in connection with a breach of this Settlement Agreement is in the courts of Germany and the governing law shall be the law of the country of Germany; if Tao or Kroeplin is the nonbreaching party, the jurisdiction for any action in connection with a breach of this Settlement Agreement is in the courts of Brevard County, Florida and the governing law shall be the law of the State of Florida.

(11) The parties and their affiliates hereto agree that for a period of 60 days from the date of this Settlement Agreement, the parties shall negotiate the potential terms of a revised relationship among the parties. During such 60-day period, in an effort to reach such agreement, the parties agree that they will not undertake any legal action of any kind whatsoever against any other party to this Settlement Agreement.

(12) Glenn D. Estrella represents and warrants that he has the full authority to bind Sanswire Corp. to the above-noted terms. David Phipps represents and warrants that he has the full authority to bind Global Telesat Corp. to the above-noted terms. Dr. Bernd-H Kroeplin represents and warrants that he has full authority to bind TAO Technologies GmbH to the above-noted terms. Mr. Estrella, Mr. Phipps and Dr. Kroeplin also represent and warrant that they have had the benefit of competent legal counsel in connection with various matters such as the issue of whether or not to sign this agreement and bind the Parties to the terms stated above.

(13) The agreement will become valid after both parties have signed and a respective copy electronicly transmitted to the other party.

APPROVED AND AGREED:
SANSWIRE CORP.

/s/ Glenn D. Estrella	3/22/11
By: Glenn D. Estrella	Date
Title: President and
Chief Executive Officer

GLOBAL TELESAT CORP.

/s/ David Phipps	3/17/11
By: David Phipps	Date
Title: President

/s/Bernd-H Kroeplin	3/17/11
Bernd-H Kroeplin	Date

TAO TECHNOLOGIES GMBH

/s/ Bernd-H Kroeplin	3/17/11
By: Bernd-H Kroeplin	Date
Title: